Exhibit (a)(12)

CONTACTS:	Susan Hubbard, Investors
(650) 522-5715

Amy Flood, Media
(650) 522-5643

For Immediate Release

GILEAD SCIENCES SUCCESSFULLY COMPLETES TENDER OFFER

FOR SHARES OF CV THERAPEUTICS WITH OVER 88 PERCENT OF SHARES TENDERED

Foster City, CA, April 15, 2009 – Gilead Sciences, Inc. (Nasdaq: GILD) announced today the successful completion of its cash tender offer for all of the outstanding shares of common stock of CV Therapeutics, Inc. (Nasdaq: CVTX). The offer expired as scheduled at one minute following 11:59 p.m., New York City time (midnight), on April 14, 2009.

Based on preliminary information from the depositary for the tender offer, 59,377,080 shares, representing over 88 percent of the outstanding shares of common stock of CV Therapeutics as of the close of business on April 14, 2009, were validly tendered and not withdrawn prior to the expiration of the tender offer. All of such shares have been accepted for payment in accordance with the terms of the offer including 4,625,773 of such shares that were tendered pursuant to the tender offer’s guaranteed delivery procedure.

As previously announced on March 12, 2009, Gilead and CV Therapeutics entered into a definitive merger agreement for Gilead to acquire all of the outstanding shares of common stock of CV Therapeutics for $20.00 per share, net to the holder thereof in cash. Pursuant to the merger agreement, each share of common stock of CV Therapeutics not accepted for payment in the tender offer, other than shares held by Gilead and Acquisition Sub and stockholders of CV Therapeutics who have properly preserved their appraisal rights under applicable law, will be converted into the right to receive $20.00 in cash, without interest (the same price paid in the tender offer), in the merger. Gilead expects to cause the merger to be completed within a few days, with CV Therapeutics becoming a wholly-owned subsidiary of Gilead. In order to accomplish the merger as a “short form” merger, Gilead or a subsidiary intends to exercise its “top-up” option pursuant to the merger agreement, which permits Gilead to purchase additional shares of common stock of CV Therapeutics directly from CV Therapeutics for $20.00 per share (the same purchase price paid in the offer).

On April 1, 2009, Gilead announced that the required waiting period with respect to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 had been terminated by the United States Federal Trade Commission prior to the expiration of the waiting period.

About Gilead Sciences

Gilead Sciences is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. The company’s mission is to advance the care of patients suffering from life-threatening diseases worldwide. Headquartered in Foster City, California, Gilead has operations in North America, Europe and Australia.

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Gilead Sciences, Inc. 333 Lakeside Drive Foster City, CA 94404 USA	www.gilead.com
phone 650 574 3000 facsimile 650 578 9264

April 15, 2009	Page 2

Forward Looking Statements

This press release includes forward-looking statements that are subject to risks, uncertainties and other factors including the risk that the merger contemplated by the merger agreement will be delayed or will not be consummated as the transaction is subject to certain closing conditions. In addition, if and when the transaction is consummated, there will be risks and uncertainties related to Gilead’s ability to successfully integrate the products and employees of Gilead and CV Therapeutics, its ability to increase sales of CV Therapeutics’ approved products and its ability to advance pipeline programs. These risks, uncertainties and other factors, and the general risks associated with Gilead’s business as described in reports and other documents filed with the Securities and Exchange Commission, could cause actual results to differ materially from those referred to in the forward-looking statements. The reader is cautioned not to rely on these forward-looking statements. All forward-looking statements are based on information currently available to Gilead and Gilead assumes no obligation to update any such forward-looking statements or other statements included in this press release.

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For more information on Gilead, please call the Gilead Public Affairs Department at

1-800-GILEAD-5 (1-800-445-3235) or visit www.gilead.com.

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